Exhibit 99.1

FIRST AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement to Amend (“First Amendment”), made, entered into and effective as of the 27th day of March, 2023 (the “Effective Date”), by and between Intrusion Inc., a Delaware corporation (the “Company” or “Intrusion”), and Anthony Scott (“Executive”), is an amendment to that Executive Employment Agreement certain between the Company and Executive made and effective as of December 1, 2021, as amended from time to time (“Agreement”).

WHEREAS, the parties desire to amend the Agreement to allow a temporary reduction of Scott’s annualized base salary in the amount of $106,250 in exchange for options to purchase 131,715 shares of Common Stock of Intrusion, Inc., subject to the terms and conditions of the applicable Award Agreement to be issued under the Intrusion Inc. 2021 Omnibus Incentive Plan, as amended from time to time.

NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, effective March 27, 2023, the parties agree as follows:

1.                  Section 3 of the Agreement is deleted in its entirety and replaced with the following paragraph:

“Compensation. For the services, Executive will receive an annualized base salary of $425,000.00 (gross, less applicable legally required withholdings and such other deductions as Executive voluntarily authorizes in writing), payable on the Company’s regular pay dates and prorated for partial years of employment, if any (“Base Salary”). The Base Salary shall be reviewed annually, such review first occurring at the expiration of the first year of the initial term of this Agreement and continuing annually thereafter as long as this Agreement is in effect. Notwithstanding anything contained herein to the contrary, during the period beginning March 24, 2023, up to, but not including, September 22, 2023, Scott’s annualized Base Salary shall be reduced by an amount equal to fifty-percent (50%) of the Base Salary in effect as of the Effective Date in exchange for an award of options to purchase 131,715 shares of Common Stock of Intrusion, Inc., subject to Approval of the Compensation Committee and the terms and conditions of the applicable Award Agreement issued pursuant to the Intrusion Inc. 2021 Omnibus Incentive Plan, as amended from time to time, and subject to its terms and conditions.

2.                  Except as modified by this First Amendment, the Agreement shall continue to regulate and define the rights and obligations of the parties to the Agreement, and they agree to be bound by the Agreement, as amended by this First Amendment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Executive:

Anthony Scott

Dated: ____________________________________

Acknowledged and Agreed by the Company:

Intrusion, Inc.

By: Anthony LeVecchio
Title Chairman

Dated:_______________________________________